Exhibit I
*** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed separately with the SEC.
December 31, 2010
New-Wave Investment Holding Company Limited
Attn: Charles Guowei Chao, Chief Executive Officer
20/F Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, People’s Republic of China
This Transaction Acknowledgement confirms certain economic terms and conditions of the STARS variable share prepaid forward transaction (the “Transaction”) that you have agreed to enter into with Bank of America, N.A. (“Bank of America”). This summary and the Forward Sales Plan Addendum entered into as of the date hereof (the “Addendum”) will accompany (i) the trade confirmation for the Transaction (the “Confirmation”), which incorporates the terms of the 1992 or 2002 ISDA Master Agreement (as identified in the Confirmation) and Schedule thereto (the “Agreement”) and is governed by the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) and the 2000 ISDA Definitions (together with the Annex thereto) as published by ISDA, copies of which are available from us upon request and if not previously furnished to you by us, (ii) the Supplemental Confirmation, and (iii) the Pledge Agreement. The Confirmation will be signed by you on the date hereof and final specification of amounts expressed below as approximate or, where expressed as percentages or in U.S. Dollars (“USD”) will be confirmed in the Confirmation as supplemented by the Supplemental Confirmation. In the Transaction, Bank of America acts as counterparty and not as an advisor or fiduciary, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S) acts as agent for both you and Bank of America unless you are a “qualified investor” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which case MLPF&S acts solely as arranger for Bank of America.i This Transaction Acknowledgment is being entered into, together with the other Forward Sales Documents (as defined in the Addendum), for the purpose of establishing a sales “contract, instruction, or plan” for the Transaction that complies with the requirements of Rule 10b5-1(c)(1) under the Exchange Act.
Capitalized terms used herein and not otherwise defined shall have the meanings set forth in (i) the Confirmation, (ii) the Agreement, (iii) the Equity Definitions and (iv) the 2000 ISDA Definitions (together with the Annex thereto). Summaries herein of terms or provisions used in any of the foregoing documents are qualified in their entirety by reference to such documents.

Transaction:	Forward sale Transaction between Party A as Buyer and Party B as Seller relating to the Shares

Party A:	Bank of America

Party B:	New-Wave Investment Holding Company Limited

Agent/Arranger:	MLPF&S, per above

Shares:	The common stock of SINA Corporation (the “Issuer”) (Exchange Symbol “SINA”)

Exchange:	Nasdaq Stock Market

Related Exchange:	All Exchanges

Initial Share Price:	The volume weighted average price per Share, as determined by the Calculation Agent, at which Party A or an affiliate of Party A, hedges its initial equity price risk in respect of the Transaction by selling in the market, subject to market conditions, a number of Shares that the Calculation Agent determines are necessary and appropriate in order to hedge such equity price risk (such number of Shares, “Party A’s Initial Hedge”).

[i]	Where MLPF&S acts as agent for both you and Bank of America, you will also receive promptly after the Trade Date one or more computer-generated short form MLPF&S trade confirmation meeting the requirements of Rule 10b-10 of the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act (the “Rule 10b-10 Confirmation”). Any Rule 10b-10 Confirmation will provide that the Transaction is between you and Bank of America only, is to be settled directly between you and Bank of America and that MLPF&S has acted as agent only and has no further obligations with respect to the Transaction. All Rule 10b-10 Confirmation will be superseded by the Confirmation (as defined above), which will control in the event of any conflict or inconsistency. To the extent that a Rule 10b-10 Confirmation describes the Transaction by reference to component or embedded derivatives, this solely reflects mandatory broker-dealer reporting requirements applicable to MLPF&S and is not intended by Bank of America, MLPF&S to affect any other legal, regulatory, accounting or tax characterization, treatment or reporting applicable to Party B.

Plan Effective Period:	Each Exchange Business Day, from and including the first Exchange Business Day after the date hereof, to and including the Trade Date (subject to the Cutoff Date as defined below), on which Party A, or an affiliate thereof, is selling Shares in the market in order to determine the Initial Share Price.

Cutoff Date:	[***], whereby if, at close of business on the Cutoff Date Party A’s Initial Hedge has not been completed with respect to the full Number of Shares subject to the Transaction, the Cutoff Date will be deemed to be the Trade Date, and Calculation Agent will determine the Number of Shares based on proportionate hedging activities and the theoretical delta of the Transaction as described in this Transaction Acknowledgement and the other Supplemental Terms (as defined in the Addendum).

Trade Date:	The earliest of (x) the Exchange Business Day on which Party A determines the Initial Share Price, (y) the Trade Date as determined in accordance with clause (c) of the Section titled “Execution Plan” in the Addendum, or (z) the Cutoff Date.

Number of Shares:	The number of shares which shall not exceed 1,000,000 Shares (the “Maximum Number of Shares”). Subject to the provisions opposite the caption “Cutoff Date” above, and adjustments to reflect any buy back, stock split or similar event.

Prepayment Amount:	The product of the Initial Share Price times [***] times the Number of Shares, subject to market conditions, payable by Party A to Party B on the Prepayment Date

Prepayment Date:	Three (3) Currency Business Days immediately following the Trade Date

Maturity Dates:	[***] Exchange Business Days beginning [***] months from the Trade Date, unless such date is a Disrupted Day where the Exchange or Related Exchange fails to open for trading during its regular trading session or where a Market Disruption Event has occurred. If such day is a Disrupted Day, such Maturity Date shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day.

Valuation Dates:	Each Maturity Date

Forward Floor Price:	[***] of the Initial Share Price

Forward Cap Price:	[***] of the Initial Share Price

Settlement:	Physical, with the option to elect cash settlement. Except as otherwise permitted by the Confirmation, settlement shall be by physical delivery by Party B to Party A on the Settlement Dates of a number of unrestricted, freely transferable shares equal to the Number of Shares to be Delivered.

Number of Shares to be Delivered:	(i) if the Settlement Price is less than or equal to the Forward Floor Price, the Number of Shares allocable to each Valuation Date;

(ii) if the Settlement Price is greater than the Forward Floor Price but less than or equal to the Forward Cap Price, a number of shares equal to the product of (x) Number of Shares allocable to each Valuation Date times (y) the Forward Floor Price divided by the Settlement Price;

(iii) if the Settlement Price is greater than the Forward Cap Price, a number of Shares equal to the product of (x) the Number of Shares allocable to each Valuation Date times (y) the quotient of (i) the Forward Floor Price + (Settlement Price —Forward Cap Price), divided by (ii) the Settlement Price

Settlement Price:	The Closing Price per Share on each Valuation Date

Closing Price:	Closing Price shall mean with respect to the Valuation Date, the Nasdaq Official Closing Price (the “NOCP”) as of the Valuation Time on such date, as reported in the official price dissemination mechanism for the Exchange.

Settlement Dates:	Three (3) Exchange Business Days after each Maturity Date.

Physical Settlement Fee:	Party B shall pay to Party A an amount equal to the product of the Number of Shares to be Delivered times USD [***], payable in USD on the Settlement Date.

***	Certain portions of this Exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed separately with the SEC.

Market Disruption Event:	The occurrence or existence of: (i) a “Trading Disruption”, which means any suspension of or limitation imposed on trading by the Exchange or Related Exchange, (ii) an “Exchange Disruption”, which means any event that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, the Shares or for futures or option contracts relating to the Shares, which, in either case, the Calculation Agent determines is material, at any time during the one hour period that ends at the Valuation Time, or (iii) an “Early Closure”, which means the closure on any Exchange Business Day of the relevant exchange or any Related Exchange prior to its Scheduled Closing Time (unless announced at least one hour prior to the earlier of the actual closing time or deadline for submission orders).

Tax, Legal, and Regulatory Issues:	Party B has consulted appropriate outside advisors regarding any relevant tax, legal or regulatory issues relating to this Transaction, and is not relying on Party A, MLPF&S or any of its affiliates for such advice. Party B has taken independent tax advice with respect to this Transaction to the extent Party B has deemed appropriate. Eligibility for the reduced Federal tax rate on dividend income may be affected by hedging transactions. Party A, MLPF&S and their affiliates do not render tax or legal advice; please consult your independent tax and legal advisor prior to entering into any transaction with Party A. Please see “Documentation” below.

Documentation:	Documentation will be (i) the Confirmation, (ii) the Addendum, and (ii) the Pledge Agreement securing Party B’s obligations hereunder and under the Confirmation (together with the Supplemental Confirmation). A signed copy of the Pledge Agreement is due to Bank of America contemporaneously with or prior to the delivery of this Transaction Acknowledgment.

Except as otherwise provided therein, the Confirmation (together with the Supplemental Confirmation) will be subject to the 1992 or 2002 ISDA Master Agreement (as specified in the Confirmation), the Equity Definitions and the 2000 ISDA Definitions (together with the Annex thereto). A signed Confirmation by you and the required opinions are due to Bank of America contemporaneously with or prior to the delivery of this Transaction Acknowledgment. Party B will also execute the Supplemental Confirmation in accordance with the Addendum.

Sections 13.1 (Non-Reliance), 13.2 (Agreements and Acknowledgments Regarding Hedging Activities) and 13.4 (Additional Acknowledgments) of the Equity Definitions shall apply in the Confirmation to each of Party A and Party B.

Obligations with Respect to Extraordinary Dividends and Excess Cash Dividends:	In the case of an Extraordinary Dividend or Excess Cash Dividend (both as defined below), Party B will make a payment or delivery to Party A, as the case may be, to an account designated by Party A on the date such Extraordinary Dividend or Excess Cash Dividend is paid or delivered by the Issuer to holders of Shares, of an amount equal to the product of the Number of Shares and the per share amount (or quantity of other property) of such Extraordinary Dividend or Excess Cash Dividend, as determined by the Calculation Agent.

Extraordinary Dividend:	As determined by the Calculation Agent, any dividend or distribution, regardless of whether in cash, on the Shares for which the ex-dividend date occurs from but excluding the Trade Date to and including the final Maturity Date, that is not an ordinary cash dividend, including without limitation (i) any dividend or distribution declared on the Shares at a time at which the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods, (ii) any payment or distribution by the Issuer to holders of Shares that the Issuer announces will be an “extraordinary” or “special” dividend or distribution, (iii) any payment by the Issuer to holders of Shares out of the Issuer’s capital and surplus or (iv) any other “special” dividend or distribution on the Shares that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of the Issuer.

Excess Cash Dividend:	That portion, if any, of the per Share amount of any ordinary cash dividend that, together with the amount of all previous ordinary cash dividends, if any, for which the ex-dividend date occurs within the same Contractual Dividend Period, exceeds the Contractual Dividend Amount for such Contractual Dividend Period, as determined by the Calculation Agent.

Contractual Dividend Amount:	USD 0.00 per share per quarter, (such quarter beginning on, but excluding the Trade Date, and ending on and including the final Maturity Date, and referred to as the “Contractual Dividend Period”), subject to adjustment by the Calculation Agent in accordance with Calculation Agent Adjustment to account for any Potential Adjustment and subject to adjustment by the Calculation Agent to account for any Spin-off.

Consequences of Certain Potential Adjustment Events:	Calculation Agent Adjustment, where the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the Shares or options on the Shares and if so, may make appropriate adjustments to the terms of the Transaction as the Calculation Agent determines appropriate to account for such material effect (including adjustments to account solely for changes in volatility, expected dividends, stock loan rate, or liquidity relative to the relevant Shares).

Consequences of Merger Events:	Share-for-Share: Share-for-Other: Share-for-Combined:	Modified Calculation Agent Adjustment Modified Calculation Agent Adjustment Component Adjustment

Consequences of Nationalization, Insolvency, or De-Listing:	Cancellation and Payment, provided that, following a spin-off in which basket adjustments are applicable, Partial Cancellation and Payment shall apply

Consequences of Tender Offers:	Share-for-Share: Share-for-Other: Share-for-Combined:	Modified Calculation Agent Adjustment Modified Calculation Agent Adjustment Modified Calculation Agent Adjustment

Additional Disruption Events:	The following shall be Additional Disruption Events as of the date hereof, upon the occurrence of which Party A and Party B shall have the rights and obligations specified in the Confirmation with respect to such Additional Disruption Events:

“Hedging Disruption”: If Party A is unable, after using commercially reasonable efforts, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transactions(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to this Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

“Increased Cost of Hedging”: If Party A would incur a materially increased (versus circumstances on the Trade Date) amount of tax, duty, expense or fee to (A) acquire, establish, re-establish, substitute, maintain, unwind, or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price and risk of entering into and performing its obligations with respect to the Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

“Increased Cost of Stock Borrow”: If Party A would incur a rate to borrow Shares in respect of this Transaction that is greater than [***] basis points per annum.

“Loss of Stock Borrow”: If Party A is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) a number of Shares necessary to hedge the equity and price risk of entering into and performing its obligations with respect to the Transaction at a rate equal to or less than [***] basis points per annum.

“Insolvency Filing” or “Change in Law” as defined in the Equity Definitions and the Confirmation shall be “Additional Disruption Events”.

Additional Considerations:	Party B agrees (A) that the underlying collateral will be delivered to Bank of America, or an affiliate of Bank of America on or prior to the date hereof, (B) to cause all of the conditions precedent described in Section 2 of the Confirmation to be satisfied contemporaneously with or prior to the delivery of this Transaction Acknowledgment.

Party A shall have no obligations to execute the Transaction if the conditions are not satisfied in the time periods set forth in the preceding sentence.

Events of Default:	The Events of Default (including, but not limited to, failure to pay or deliver, breach of agreement, misrepresentation, cross-default, credit support default and bankruptcy) and remedies contained in the 1992 ISDA Master Agreement or 2002 ISDA Master Agreement (as identified in the Confirmation) and incorporated by reference in the most recent draft, if any, of the Confirmation provided by Party A to Party B are deemed repeated and incorporated herein.

***	Certain portions of this Exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed separately with the SEC.

Collateral:	As security for all obligations of Party B to Party A or any of its affiliates, now or hereafter existing, including but not limited to this Transaction, together with any and all amendments, extensions and renewals thereof (the “Obligations”), Party B hereby grants Party A a perfected first priority security interest in a number of Shares, including all proceeds thereof (the “Collateral”), equal to the Number of Shares, and the Obligations shall be part of the obligations secured pursuant to Section 2 of the Pledge Agreement, and all of the rights and remedies under the Pledge Agreement shall be applicable to the Obligations.

Representations and Agreements of Party B:	Party B hereby makes the following representations and agreements to Party A on each day during the Plan Effective Period:

1. Recent Sales and Hedges: The number of Shares (or security entitlements in respect thereof) sold by Party B during the preceding three (3) months is zero.

2. Subsequent Sales and Hedges: Party B agrees that it shall not, without the prior written consent of Party A, sell any Shares (or security entitlements in respect thereof) until the Prepayment Date. Until such time, Party B shall promptly notify Party A of any sales by persons attributable to Party B (as described below).

For the purposes of representations (1) and (2), (i) Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares; (ii) sales shall include hedges (through swaps, options, short sales or otherwise) of any long position in the Shares (or security entitlements in respect thereof) and (iii) sales and hedges by Party B shall include those by any person attributable to Party B for purposes of Rule 144 under the Securities Act, as amended (“Rule 144”).

3. No violation: None of the transactions contemplated by this Transaction Acknowledgement and Preliminary Agreement will violate or conflict with any corporate policy, contractual agreement (other than any conflict with the Shareholders Agreement of Party B to be waived pursuant to a written consent of the shareholders of Party B) or other rules or regulations of the Issuer or its affiliates applicable to Party B, including, but not limited to, the Issuer’s window period policy.

4. No Information: The representations made by Party B regarding material, non-public information in the Addendum are incorporated herein by reference.

5. Incorporation by Reference: Party B’s representations and warranties contained or incorporated by reference in the Confirmation provided by Party A to Party B are deemed repeated and incorporated herein.

6. Holding Period: Party B acquired and made full payment for all Shares (or security entitlements in respect thereof), that are the subject of this Transaction Acknowledgement and Preliminary, Agreement on November 25, 2009.

Representations and Agreements of the Parties:	Section 3(a) and Section 3(aA) of the Confirmation are hereby incorporated by reference, and shall have the same effect as if set forth in full herein.

By entering into the Transaction, you acknowledge that you understand that a variety of risks, circumstances and events can materially affect the value of the Transaction to you after the Trade Date. These risks include, but are not limited to, Market Disruption Events, Merger Events, Tender Offers, Dividends, other corporate or third party events and circumstances affecting the Shares, options on the Shares or Party A’s ability to continue to hedge the market risk of the Transaction to term. In the case of some of these events, the Confirmation may permit or require Bank of America, N.A., as Calculation Agent or as principal (Party A), to adjust certain economic terms of the Transaction or take other actions. These changes or actions could be favorable or unfavorable to you, depending on the circumstances, and may be required or permitted to be made with a view to the interests of Party A as a market risk intermediary or otherwise, or due to the fact that Party A may have entered into hedging transactions for its own account. These terms merit your serious consideration and you represent that you have consulted with your independent legal and other advisors prior to entering into the Transaction. By entering into the Transaction, you also acknowledge that you understand and accept the risks and waive any conflict of interest resulting from the fact that (i) Party A and MLPF&S are affiliated by common ownership, (ii) where MLPF&S acts as your agent, MLPF&S is also acting as agent for its affiliate, Party A, (iii) MLPF&S may hold collateral posted by you or on your behalf in connection with the Transaction in a collateral account for Party A, in which case MLPF&S shall be entitled to comply with directions of Party A with respect to such collateral without your further consent and (iv) in some instances Bank of America as Calculation Agent may be permitted or required to act with a view to the interests of Bank of America.
You acknowledge that upon our receipt of your signature by fax as requested below, we will enter into hedging transactions in reliance on your consent to this Transaction Acknowledgement. Upon your signed consent, this Transaction Acknowledgement will constitute a “Preliminary Agreement” within the meaning of the Rule 144 interpretive letter from the SEC dated December 20, 1999 and be governed by the laws of the State of New York without reference to choice of law principles.
Please indicate your understanding of and agreement with the above terms and conditions and your instruction for Bank of America to begin execution by signing below, and returning this Transaction Acknowledgement to us by fax at 212-230-8325 and by returning originals to us at:
Global Equity Derivatives
c/o Merrill Lynch, Pierce Fenner & Smith Incorporated
One Bryant Park, 5th Floor
New York, NY 10036
[Signature page follows.]

Agreed to and accepted on the date first written by:

NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
/s/ Charles Guowei Chao
Charles Guowei Chao, Chief Executive Officer

BANK OF AMERICA, N.A.
/s/ Brian D. Gray
Brian D. Gray
Authorized Signatory